Exhibit 4.1

Execution

FIRST SUPPLEMENTAL INDENTURE

BETWEEN

AMERICAN EXPRESS COMPANY

AND

THE BANK OF NEW YORK MELLON,

formerly known as The Bank of New York

DATED AS OF DECEMBER 5, 2014

3.625% SUBORDINATED NOTES DUE DECEMBER 5, 2024

1

Section 4.6	Counterparts	15
Section 4.7	Successors and Assigns	15
Section 4.8	Trustee	15

ARTICLE V

TRUSTEE

Section 5.1	Force Majeure	15
Section 5.2	Waiver of Jury Trial	15
Section 5.3	Liability	16

2

FIRST SUPPLEMENTAL INDENTURE, dated as of December 5, 2014 (this “FIRST SUPPLEMENTAL INDENTURE”), between AMERICAN EXPRESS COMPANY, a New York corporation (the “COMPANY”), having its principal executive office at 200 Vesey Street, New York, New York 10285 and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “TRUSTEE”), having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, supplementing the Subordinated Indenture, dated as of August 1, 2007, between the Company and the Trustee (the “BASE INDENTURE” and, together with this First Supplemental Indenture and as further amended and supplemented from time to time, the “INDENTURE”).

WHEREAS, the Company executed and delivered the Base Indenture to provide for the issuance from time to time of its notes, debentures, bonds or other evidences of indebtedness (hereinafter generally called the “SECURITIES,” and individually, a “SECURITY”) to be issued in one or more series as may be determined by the Company under the Base Indenture from time to time, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

WHEREAS, the Company hereby appoints the Trustee to act as trustee for the issuance of the Notes;

WHEREAS, pursuant to the terms of this First Supplemental Indenture, the Company desires to provide for the establishment of a new series of Securities to be known as the “3.625% Subordinated Notes” (the “NOTES”), the form and substance of such Notes and the terms, provisions and conditions thereof to be as set forth in the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture. All requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms (and to make the Notes, when duly executed by the Company and duly authenticated and delivered by the Trustee, the valid and enforceable obligations of the Company) have been performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportional benefit of all Holders of Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definition of Terms

Unless the context otherwise requires:

(a)                                 a term not defined herein that is defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture;

(b)                                 a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c)                                  the singular includes the plural and vice versa;

(d)                                 unless otherwise specified, any reference to a Section or Article is to a Section or Article of this First Supplemental Indenture;

(e)                                  headings are for convenience of reference only and do not affect interpretation;

(f)                                   any reference herein to an agreement entered into in connection with the issuance of securities contemplated therein as of December 5, 2014 shall mean such agreement as it may be amended, modified or supplemented in accordance with its terms; and

(g)                                  the following terms have the following meanings:

 “BASE INDENTURE” has the meaning set forth in the Recitals.

 “BUSINESS DAY” means any day which is not a Saturday, a Sunday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law or regulation to close.

“CODE” has the meaning set forth in Section 2.6(b).

 “COMPANY” has the meaning set forth in the Recitals.

 “COVENANT DEFAULT” means a default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty that has been included solely for the benefit of Securities of another series), and a continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of a majority in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default.”

“DTC” means The Depository Trust Company, a New York corporation, and its successors.

“EVENT OF DEFAULT” has the meaning set forth in Section 2.8.

“FIRST SUPPLEMENTAL INDENTURE” has the meaning set forth in the Recitals.

 “GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

 “GLOBAL NOTES” has the meaning set forth in Section 2.4(a).

“INDENTURE” has the meaning set forth in the Recitals.

“INTEREST PAYMENT DATE” has the meaning set forth in Section 2.5(a).

“INTEREST PAYMENT PERIOD” means any semi-annual period during which interest accrues pursuant to this Indenture.

“INTEREST RATE” has the meaning set forth in Section 2.5(a).

 “NOTES” has the meaning set forth in the Recitals.

 “OPINION OF TAX COUNSEL” means the written opinion of counsel rendered by an independent law firm with generally recognized experience in such matters.

“PAYING AGENT” shall initially be The Bank of New York Mellon. The Company may change the Paying Agent without notice to any Holder of Notes.

“REDEMPTION DATE,” when used with respect to the Notes or a portion thereof to be redeemed, means the date fixed for such redemption by the Company pursuant to Section 2.7 hereof.

“REGULAR RECORD DATE” has the meaning set forth in Section 2.5(d).

“REGULATORY CAPITAL EVENT” has the meaning set forth in Section  2.7(c).

“SECURITIES” or “SECURITY” has the meaning set forth in the Recitals.

“SECURITY REGISTRAR” shall initially be The Bank of New York Mellon. The Company may change the Security Registrar without notice to any Holder of Notes.

“SENIOR INDEBTEDNESS” has the meaning set forth in Section 3.1.

“STATED MATURITY” has the meaning set forth in Section 2.2.

“TAX EVENT” has the meaning set forth in Section  2.7(b).

“TRUSTEE” has the meaning set forth in the Recitals.

“UNITED STATES HOLDER” means a beneficial owner of a Note that is (i) a citizen or resident of the United States, (ii) a corporation or an entity taxable as a corporation for United States federal income tax purposes, that was established under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust whose world-wide income is subject to United States federal income tax.  If a partnership holds a Note, the tax treatment of partners will generally depend upon the status of the partner and the activities of the partnership.

As used herein, the term “Non-United States Holder” means a beneficial owner of a Note that is not a United States Holder and is not a partnership.

ARTICLE II

TERMS OF THE NOTES

Pursuant to Section 3.01 of the Base Indenture, the Notes are hereby established with the following terms and other provisions:

Section 2.1                                    Designation and Principal Amount

(a)                                 There is hereby authorized a series of Securities designated the “3.625% Subordinated Notes,” in the initial aggregate principal amount of $600,000,000.

(b)                                 The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture but without the consent of the Holders of Notes, create and issue pursuant to this Indenture an unlimited principal amount of additional Notes (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other Outstanding Notes, except that any such additional Notes (i) may have a different issue date and issue price from other Outstanding Notes and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Notes. Such additional Notes shall constitute part of the same series of Notes as the Notes initially issued hereunder.

Section 2.2                                    Issue Date; Maturity

 The Notes shall mature on December 5, 2024 (the “STATED MATURITY”).

Section 2.3                                    Place of Payment and Surrender for Registration of Transfer

Payment of principal of (and premium, if any) and interest on the Notes shall be made, the transfer of Notes will be registrable and Notes will be exchangeable for Notes of other denominations of a like principal amount at the office or agency of the Trustee maintained for such purpose, initially the Corporate Trust Office. Payment of any principal (and premium, if any) and interest on Notes issued as Global Notes shall be payable by the Company through the Paying Agent to the Depositary in immediately available funds. Interest on Notes issued in physical form will be payable (i) by a U.S. dollar check drawn on a bank in The City of New York mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) upon application to the Security Registrar not later than the relevant Regular Record Date by a Holder of Notes of a principal amount of the Notes in excess of $1,000,000, by wire transfer in immediately available funds.

In the event that any Interest Payment Date, Redemption Date or the Maturity is not a Business Day, payment of the interest, principal and premium, as applicable payable on such date shall be made on the next succeeding day that is a Business Day without any interest or other payment in respect of any such delay.

Section 2.4                                    Registered Securities; Form; Denominations; Depositary

(a)                                 The Notes shall be issued in fully registered form as registered Securities and shall be initially issued in the form of one or more permanent Global Securities (the “GLOBAL NOTES”) in the form of Exhibit A hereto. The Notes shall not be issuable in bearer form. The terms and provisions contained in the form of Note shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

(b)                                 The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.5                                    Interest

(a)                                 The Notes shall accrue interest at a rate per annum of 3.625% of the principal amount of $1,000 per Note (the “INTEREST RATE”), and be payable semi-annually in arrears on June 5 and December 5 of each year (each, a “INTEREST PAYMENT DATE”), commencing on June 5, 2015, to the Person in whose name the Note is registered in the Security Register at the close of business on the Regular Record Date, except that interest payable at Maturity will be payable to the person to whom the principal of the Notes is paid.

(i)                                     The amount of interest payable for any Interest Payment Period will be computed as follows:

(A)                               for any full Interest Payment Period, on the basis of a 360-day year of twelve 30-day months;

(B)                               for any period shorter than a full Interest Payment Period, on the basis of a 30-day month; and

(C)                               for any period shorter than a 30-day month, on the basis of the actual number of days elapsed in that period.

(ii)                                  In the event that any Interest Payment Date is not a Business Day, payment of the interest payable on such Interest Payment Date shall be made on the next succeeding day that is a Business Day without any interest or other payment in respect of any such delay.

(b)                                 Period of Accrual. Interest will accrue and compound semi-annually at the Interest Rate from and including the date of initial issuance or the last Interest Payment Date in respect of which interest has been paid or duly provided for, as applicable, to but excluding the next succeeding Interest Payment Date on which the interest is actually paid, or the Maturity, as the case may be.

(c)                                  Unpaid Interest. Interest not paid on any Interest Payment Date will accrue and compound at the Interest Rate. Such interest will accrue and compound to the date that it is actually paid.

(d)                                 Regular Record Dates. The Regular Record Dates for the Notes shall be on each May 15 and November 15 (each, a “REGULAR RECORD DATE”).

Section 2.6                                    Payment of Additional Amounts

(a)         The Company shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Note, such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Note to a Holder who is a Non-United States Holder, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no such withholding or deduction been required.

(b)         The Company’s obligation to pay additional amounts shall not apply (i) to a tax, assessment or governmental charge that would not have been imposed but for the beneficial owner or the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the Holder if the Holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as (A) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States, (B) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof, (C) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization or (D) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision or being or having been a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code or any successor provision; (ii) to any beneficial owner that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (iii) to a tax, assessment or governmental charge (including backup withholding) that would not have been imposed but for the failure of the Holder or any other person to comply with certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the Holder or other person, if compliance is required by statute or by regulation of the United States Treasury Department, without regard to any tax treaty, or by an applicable income tax treaty to which the United States is a party as a precondition to partial or complete relief or exemption from such tax, assessment or other governmental charge (including, but not limited to, the failure to provide United States Internal Revenue Service, Form W-8BEN-E, W-8BEN, W-8ECI or any subsequent versions thereof), or any other certification, information, documentation, reporting or other similar requirement under United States income tax laws or regulations or intergovernmental agreements (including entering into and complying with an agreement with the U.S. Internal Revenue Service to report information or complying with any similar reporting requirements imposed by an intergovernmental agreement)  that would establish entitlement to otherwise applicable relief or exemption from any tax, assessment or governmental charge; (iv) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment; (v) to a tax, assessment or governmental charge that would not have been imposed or withheld but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 10 days after the payment becomes due or is duly provided for, whichever occurs later; (vi) to a tax, assessment or governmental charge that is imposed or withheld by reason of the presentation of a Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later; (vii) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge; (viii) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; (ix) to any withholding or deduction which is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive; or (x) in the case of any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix).

(c)          The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided for herein, the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

Section 2.7                                    Optional Redemption by the Company

The Notes shall not be redeemable at the option of the Company prior to their Stated Maturity except under the following circumstances:

(a)         The Notes may be redeemed, in whole or in part, at the option of the Company on or after the date that is thirty one (31) days prior to the to the Stated Maturity of the Notes at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption (any such date fixed pursuant to this Section 2.7, a “REDEMPTION DATE”); provided that the principal amount of any Notes remaining outstanding after redemption in part shall be $2,000 or any integral multiple of $1,000 in excess thereof;

(b)         If as a result of (i) any change in (including any announced prospective change), or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in (including any announced prospective change), or amendment to, any official position regarding the application or interpretation of such laws, which change or amendment is announced or becomes effective on or after December 5, 2014, or (ii) a taxing authority of the United States taking any action, or such action becoming generally known, on or after December 5, 2014, whether or not such action is taken with respect to the Company or any of its affiliates, there is in either case a material increase in the probability that the Company will or may be required to pay additional amounts as provided for in Section 2.6 above (a “TAX EVENT”), then the Company may in either case, at its option, redeem, in whole or in part, the Notes, at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date; provided that the Company determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes.  Prior to the publication of any notice of redemption, the Company will deliver to the Trustee an officer’s certificate stating that the Company is entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to redeem have occurred and an Opinion of Tax Counsel to that effect based on that statement of facts.

(c)          If the Company makes a good faith determination that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective on or after the initial issuance of the subordinated notes, (ii) any proposed amendment to, clarification of, or change in, those laws or regulations that is announced or becomes effective on or after the initial issuance of the subordinated notes, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced on or after on or after December 5, 2014, there is more than an insubstantial risk that the Company will not be entitled to treat the full principal amount of the Notes as Tier 2 capital (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable (a “REGULATORY CAPITAL EVENT”), for so long as any Notes are outstanding then the Company may, at its option, redeem, in whole or in part, the Notes, at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Section 2.8                                    Events of Default

(a)  An “EVENT OF DEFAULT” with respect to the Notes shall mean an event specified in clause (g) of Section 7.01 of the Base Indenture. Clauses (a) through (f) of Section 7.01 of the Base Indenture shall be inapplicable with respect to the Notes (and shall not constitute Events of Default with respect to the Notes).

Section 2.9                                    Covenant Defaults

(a)         Section 7.07 of the Base Indenture is hereby amended and replaced in its entirety with respect to the Notes with the following text:

Section 7.07. Limitation on Suits.

No Holder of the Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee (or other similar official), or for any other remedy hereunder, unless:

1) an Event of Default or Covenant Default with respect to the Notes shall have occurred and be continuing and such Holder previously shall have given to the Trustee for the Notes written notice of the occurrence and continuance thereof;

2) the Holders of not less than a majority in principal amount of the Outstanding Notes shall have made written request to such Trustee to institute proceedings in respect of such Event of Default or Covenant Default in its own name as Trustee hereunder;

3) such Holder or Holders have offered to such Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

4) such Trustee for 90 days after receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

5) no direction inconsistent with such written request has been given to such Trustee during such 90-day period by the Holders of a majority in principal amount of the Outstanding Notes;

it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes, or to obtain or to seek to obtain priority or preference over any other such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of the Notes.  Other than as provided in Section 7.08 hereof, only the Trustee or the Holders of not less than a majority in principal amount of the Outstanding Notes may institute a proceeding against us on account of any Covenant Breach.

(b)         Section 8.02 of the Base Indenture is hereby amended and replaced in its entirety with respect to the Notes with the following text: “Within 90 days after the occurrence of any default hereunder with respect to the Notes which is known to a Responsible Officer of the Trustee or of which such Trustee has been given written notice, the Trustee shall transmit to all Holders of the Notes, as their names and addresses appear in the Securities Register, notice of such default hereunder with respect to such series known to the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of principal of (or premium, if any) or interest, if any, on any Note, or in the payment of any redemption payment, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of such Holders.

Section 2.10                             Exchange and Registration of Transfer of Securities

The Base Indenture is hereby amended and supplemented with respect to the Debentures by replacing the seventh paragraph of Section 3.05 with the following:  “As provided in Section 3.04 hereof, each Global Security authenticated under this Indenture shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or a custodian therefor, and each such Global Security shall constitute a single Security for all purposes of this Indenture. Notwithstanding the foregoing and except as otherwise specified as contemplated by Section 3.01, no Global Security shall be registered for transfer or exchange, or authenticated or delivered, pursuant to this Section 3.05 or Sections 3.06, 3.07, 4.07 or 11.07 in the name of a Person other than the Depositary for such Security or its nominee until (i) the Depositary with respect to a Global Security notifies the Company in writing that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation if required thereunder, and the Company does not appoint a successor Depositary within 90 days, (ii) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so transferable and exchangeable or (iii) there shall have occurred and be continuing an Event of Default with respect to the Securities of such Series. Upon the occurrence in respect of any Global Security of any series of any one or more of the conditions specified in clauses (i), (ii) or (iii) of the preceding sentence or such other conditions as may be specified as contemplated by Section 3.01 for such series, the Company shall execute, and the Trustee upon receipt of a Company Order shall authenticate and deliver, without service charge, (i) to the Depositary or to each Person specified by such Depositary a new Security or Securities of the same series, of like tenor and terms in definitive form and of any authorized denomination as requested by such Person in aggregate principal amount equal to and in exchange for such Person’s beneficial interest in the Global Security, and (ii) to such Depositary a new Global Security of like tenor and terms and in a principal amount equal to the difference, if any, between the principal amount of the surrendered Global Security and the aggregate principal amount of Securities delivered pursuant to clause (i).”

Section 2.11                             Designation of Depositary

Initially, the Depositary for the Notes will be DTC. The Global Notes will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants.

Section 2.12                             Conversion

The Notes will not be convertible into any other security.

Section 2.13                             Definitive Form of Notes

The Notes will be issued in definitive form only under the limited circumstances set forth in Section 3.05 of the Base Indenture.

Section 2.14                             Company Reports

The provisions of Section 9.04 of the Base Indenture relating to the nature, content and date for reports by the Company to the Holders of the Notes, to the extent such provisions are mandated by the Trust Indenture Act of 1939, as amended, shall apply to the Notes.

Section 2.15                             Modification of Indenture

The Company may, without the consent of any Holder of Notes, amend this First Supplemental Indenture in accordance the provisions contained in Article Eleven of the Base Indenture.

Section 2.16                             Sinking Fund

The provisions contained in Article Five of the Base Indenture shall not apply to the Notes.

ARTICLE III

SUBORDINATION

Article Thirteen of the Base Indenture is hereby supplemented and revised with respect to the Notes by the following:

Section 3.1                                    Senior Indebtedness

“SENIOR INDEBTEDNESS” means the principal of, premium, if any, and interest on:

(a)                                 all indebtedness of the Company, whether outstanding on the date of the issuance of the Notes or thereafter created, incurred or assumed, which is for money borrowed or which is evidenced by a note, bond, indenture or similar instrument;

(b)                                 all obligations of the Company under leases required or permitted to be capitalized under GAAP;

(c)                                  all of the Company’s reimbursement obligations with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transactions;

(d)                                 all obligations of the types referred to in clauses (a), (b) or (c) above of another person, the payment of which the Company is responsible or liable as guarantor or otherwise;

(e)                                  any agreements or obligations to pay deferred purchase price or conditional sales agreements other than in the ordinary course of business;

(f)                                   all obligations of the types referred to in clauses (a) through (e) above of another person secured by any lien on any property or assets of the Company (whether or not that obligation has been assumed by the Company); and

(g)                                  amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and to be entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness, or any extension or renewal of the Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (i) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business, (ii) any indebtedness which by its terms is expressly made pari passu with or subordinated to the Notes in right of payment and (iii) obligations by the Company owed to its Subsidiaries.  Senior Indebtedness does not include the Company’s 6.80% Subordinated Debentures issued under the indenture dated May 1, 1997 among American Express Company, as issuer, and J.P. Morgan Trust Company, National Association, as successor to PNC Bank, National Association, as trustee, as supplemented by the supplemental indenture dated August 1, 2006 among American Express Company, as issuer, J.P. Morgan Trust Company, National Association, as indenture trustee and The Bank of New York, as series trustee, which shall rank junior to the Notes in right of payment.

Section 3.2                                    Subordination

The Base Indenture is hereby amended and supplemented with respect to the Notes as follows:

(a)                                 Section 13.02(a) is amended in its entirety as follows: “Upon (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property;  (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;  (iii) any assignment by the Company for the benefit of creditors; or (iv) any other marshalling of the assets of the Company, all principal, premium, if any, and interest, if any, due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money’s worth in accordance with its terms, before any payment is made on account of the principal of, premium, if any, or interest on the indebtedness evidenced by the Notes, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes would be entitled, except for the provisions hereof, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions hereof upon the Senior Indebtedness and the holders thereof with respect to the Notes and the Holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the securities if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full in money or money’s worth in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Notes. The consolidation of the Company with, or a merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided in Section 10.01 hereof shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 13.02(a).”

(b)                                 Section 13.02(b) is amended in its entirety as follows: “In the event that any payment or distribution of assets of the Company of any kind or character not permitted by Section 13.02(a), whether in cash, property or securities, shall be received by the Trustee or the Holders of Notes before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, at a time when a responsible officer of the Trustee or such Holder has actual knowledge that such payment should not have been made to it, such payment or distribution shall be held in trust for the benefit of, and, upon written request, shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the Trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.”

(c)                                  The second sentence of Section 13.02(c) is amended in its entirety as follows: “No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the Notes or interest thereon, or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Notes, if, at the time of such payment or immediately after giving effect thereto, (i) the Company defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on the Notes cease) is given to the Company by the holders of Senior Indebtedness, and such event of default shall not have been cured or waived or shall not have ceased to exist.”

(d)                                 Section 13.03 is supplemented by adding the following paragraph following the last paragraph: “In matters between Holders of the Notes and any other type of the Company’s creditors, any payments that would otherwise be paid to holders of Senior Indebtedness and that are made to holders of the Notes because of such subrogation will be deemed a payment by the Company on account of Senior Indebtedness and not on account of the Notes.”

ARTICLE IV

MISCELLANEOUS

Section 4.1                                    Ratification of Indenture

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture with respect to the Notes in the manner and to the extent herein and therein provided.  The amendments to the Base Indenture set forth in this First Supplemental Indenture apply solely to the Notes and not to any other series of Securities that may be issued under the Base Indenture.  If any provision of this First Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this First Supplemental Indenture shall control.

Section 4.2                                    Multiple Trustees

The obligations of the Trustee hereunder are in addition to (and not in lieu of) the obligations under the Base Indenture of the Trustee (as defined therein) thereunder.

Section 4.3                                    Trustee Not Responsible for Recitals

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 4.4                                    Governing Law

This First Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.5                                    Severability

In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 4.6                                    Counterparts

This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 4.7                                    Successors and Assigns

All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.

Section 4.8                                    Trustee.

In connection with its appointment and acting hereunder, the Trustee is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to the Indenture Trustee under the Base Indenture.

ARTICLE V

TRUSTEE

Section 5.1                                    Force Majeure

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 5.2                                    Waiver of Jury Trial

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 5.3                                    Liability

In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

AMERICAN EXPRESS COMPANY

		By:	/s/ David Yowan
David Yowan
Executive Vice President and
Corporate Treasurer

THE BANK OF NEW YORK MELLON
as Trustee

By:	/s/ Maryann Joseph
Name:Maryann Joseph
Title: Vice President

Exhibit A

[FORM OF FACE OF NOTE]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”), OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM. UNLESS (A) THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO AMERICAN EXPRESS COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, (B) ANY NOTE ISSUED IS REGISTERED IN THE NAME REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND (C) ANY PAYMENT HEREON IS MADE TO THE BANK OF NEW YORK MELLON, AS TRUSTEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), AND EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AMERICAN EXPRESS COMPANY

3.625% SUBORDINATED NOTE

CERTIFICATE NO.:	$
CUSIP NO: 025816 BK4

This Note is one of a duly authorized series of Securities of AMERICAN EXPRESS COMPANY (the “NOTES”), all issued under and pursuant to an indenture (the “BASE INDENTURE”) dated as of August 1, 2007, duly executed and delivered by AMERICAN EXPRESS COMPANY, a New York corporation (the “COMPANY,” which term includes any successor corporation under the Indenture, as hereinafter referred to), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), as trustee (the “TRUSTEE”), as supplemented by the First Supplemental Indenture thereto dated as of December 5, 2014 (the “FIRST SUPPLEMENTAL INDENTURE,” and together with the Base Indenture, the “INDENTURE”), between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes.

The Company, for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company or its registered assigns, the principal sum of           U.S. Dollars ($          ) on the Maturity of the Notes as increased or decreased as provided for in Schedule 1 hereto.

Interest Payment Dates: June 5 and December 5, commencing on June 5, 2015.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed manually or by facsimile by its duly authorized officers under its corporate seal.

AMERICAN EXPRESS COMPANY

By:
Name:
Title:

Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 3.625% Subordinated Notes issued under the within mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

Dated: December 5, 2014

[FORM OF REVERSE OF NOTE]

AMERICAN EXPRESS COMPANY

3.625% SUBORDINATED NOTE

To the extent permitted by applicable law, to the extent that any rights or other provisions of this Note differ from or are inconsistent with those contained in the Indenture, then the Indenture shall control. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture unless otherwise indicated.

1.              Principal and Interest. American Express Company, a New York corporation (including any successor corporation under the Indenture hereinafter referred to, the “COMPANY”), promises to pay interest on the principal amount of this Note at the Interest Rate from December 5, 2014 to the Maturity.

This Note will accrue interest at a rate per annum of 3.625% of the principal amount of $1,000 per Note, payable semi-annually in arrears on June 5 and December 5 of each year (each an “INTEREST PAYMENT DATE”), commencing on June 5, 2015. Interest not paid on any Interest Payment Date, will accrue and compound at the Interest Rate as provided in the Indenture. Subject to Section 2.5(a)(ii) of the First Supplemental Indenture, such interest will accrue and compound to the date that it is actually paid.

The amount of interest on this Note payable for any Interest Payment Date shall be computed (a) for any full Interest Payment Period on the basis of a 360-day year of twelve 30-day months, (b) for any period shorter than a full Interest Payment Period, on the basis of a 30-day month and (c) for any period shorter than a 30-day month, on the basis of the actual number of days elapsed in the 30-day month.

2.              Method of Payment

Interest on this Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Note is registered in the Security Register at the close of business on the Regular Record Date for the payment of such interest, except that interest payable at Maturity will be payable to the person to whom the principal of this Notes is paid.

3.              Paying Agent and Security Registrar

Initially, The Bank of New York Mellon, the Trustee, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Security Registrar without notice to any Holder.

4.              Indenture

The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms.

5.              Optional Right of Redemption

The Company may, at its option, redeem the Notes (a) in whole or in part on or after the date that is thirty one (31) days prior to the Stated Maturity of the Notes at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date, (b) in whole or in part after the occurrence of a Tax Event at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date and (c) in whole but not in part after the occurrence of a Regulatory Capital Event at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date.

6.              No Sinking Fund.

The Notes will not be subject to a sinking fund provision.

7.              Subordination

The payment of principal of and interest on this Note is, to the extent and in the manner provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all amounts then due on all Senior Indebtedness of the Company, and this Note is issued subject to such subordination provisions contained in the Indenture. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes.

8.              Defaults, Covenant Defaults and Remedies

The Indenture provides for Events of Default and remedies relating thereto with respect to the Notes as set forth in Article Seven of the Base Indenture as supplemented by Section 2.8 of the First Supplemental Indenture.

The Indenture provides for Covenant Defaults and remedies relating thereto with respect to the Notes as set forth in Article Seven of the Base Indenture.

9.              Amendment; Supplement

The Indenture provides for amendments, supplements and waivers with respect to the Indenture as set forth in Article Eleven of the Base Indenture, as supplemented by Section 2.15 of the First Supplemental Indenture in accordance with Section 3.2(f) thereof.

10.       Restrictive Covenants

The Indenture provides restrictive covenants with respect to the Notes as set forth in Article Twelve of the Base Indenture.

11.       Denomination; Transfer; Exchange

The Notes shall be issued only in fully registered form without coupons in denominations of minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes so issued are exchangeable for a like aggregate principal amount at maturity of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Trustee accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee, duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

12.       Persons Deemed Owners

The registered Holder of this Note shall be treated as its owner for all purposes.

13.       Defeasance

Subject to certain conditions contained in the Indenture, the Company’s obligations under the Indenture and some or all of the Notes may at any time be terminated if the Company deposits with the Trustee cash and/or U.S. Government Obligations sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on the Notes to Maturity as such becomes due and payable in accordance with the terms of the Indenture.

14.       Authentication

This Note shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Note.

15.       Governing Law

The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE 1

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of Notes evidenced by this Global Note	Amount of increase in Principal Amount of Notes evidenced by this Global Note	Principal Amount of Notes evidenced by this Global Note following such decrease or increase	Signature of authorized officer of agent

1